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Exhibit 5.2

October 21, 2013

Consent of Independent Auditor

        We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Franco-Nevada Corporation (the Company) of our report dated March 19, 2013 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, which is filed as an exhibit to, and incorporated by reference in, the Company's Annual Report on Form 40-F/A for the year ended December 31, 2012 as filed on September 19, 2013. We also consent to the reference to us under the heading "Interests of Experts" in the preliminary short form base shelf prospectus which forms part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

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  Exhibit 5.2